LACLEDE STEEL COMPANY                                   ONE METROPOLITAN SQUARE
                                                       ST. LOUIS, MISSOURI 63102


                                 October 9, 1996




To the Stockholders of the Company:


         We have previously sent to you proxy soliciting material relating to the Special Meeting of Stockholders to be held on October 28, 1996.

         Please note the following correction to the proxy statement dated September 30, 1996: Upon approval of Item 1, Item 2 and Item 3 by the stockholders of the Company, each share of Series A Preferred Stock will pursuant to its terms become convertible, at the option of the holders thereof, at 80% of the average closing price of the Company's common stock for the ten days prior to the meeting. This would represent a 20% discount to such average closing price, not an 80% discount as incorrectly stated in the Company's proxy statement on pages 6 and 13. The example provided on pages 6 and 13 correctly sets forth the method of calculating the conversion price in connection with any conversion of Series A Preferred Stock.

         The time before the meeting is short and many of our shares are held in small amounts. Your signed proxy will be helpful, whether your holding is large or small.

                                        Very truly yours,

                                        /s/ Michael H. Lane

                                        Michael H. Lane
                                        Vice President - Finance
                                        Treasurer and Secretary